Exhibit 99.1

Inergy Completes Acquisition of Tres Palacios Natural Gas Storage Facility

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Opens New Houston Office to Support Commercial Operations

Kansas City, MO (October 14, 2010) – Inergy, L.P. (NYSE:NRGY) (“Inergy”) announced today that it has completed the previously announced acquisition of the Tres Palacios natural gas storage facility located in Matagorda County, Texas, for approximately $725 million. The Tres Palacios acquisition significantly expands Inergy’s natural gas storage operations and adds a new natural gas storage platform for growth in its midstream operations.

Tres Palacios is a high deliverability, salt dome natural gas storage facility with approximately 38.4 Bcf of working gas capacity including 27.1 Bcf of current working gas capacity (Caverns 1 and 2) and 11.4 Bcf of incremental working gas capacity scheduled to be placed in service in the fourth calendar quarter of 2010 (Cavern 3). The facility is expandable by an additional 9.5 Bcf of working gas capacity which Inergy expects to place in service by or before 2014 (Cavern 4). Located approximately 100 miles southwest of Houston, Tres Palacios is currently connected to a total of ten intrastate and interstate pipelines offering connectivity to multiple demand markets including the Houston and San Antonio metropolitan areas and the broader Texas markets as well as markets in the Northeast, Midwest, Southeast, Florida, and Mid-Atlantic United States and Mexico.

Inergy completed the long-term financing of the Tres Palacios acquisition in September with the issuance of over $400 million of Inergy common units and $600 million in senior unsecured notes due 2018.

Bill Moler, Senior Vice President of Inergy Midstream, also announced that Bruce Page has joined the Inergy Midstream management team as the Director of Commercial Operations-South reporting to Ron Happach, Vice President of Commercial Operations. Mr. Page is a 28-year industry veteran with experience in both the Texas intrastate and national transportation and storage infrastructure markets. Prior to joining Inergy, Bruce held senior level positions at Kinder Morgan, primarily in the marketing and development of gas storage and transportation services. Assisting Bruce will be Jeff Reavis, Manager, Hub Services. Mr. Reavis has 25 years of experience in natural gas storage, marketing, gas aggregation, and storage facility optimization and will focus on hub service opportunities on behalf of the customers of Tres Palacios. Prior to joining Inergy, Jeff held senior positions at Iberdrola, PPM, Aquila, and MidCon. For commercial opportunities at Tres Palacios, Bruce and Jeff can be reached at Inergy’s newly opened office in north Houston by phone at 281-453-5353.

About Inergy, L.P. and Inergy Holdings, L.P.

Inergy, L.P., headquartered in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The company’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers. Today, Inergy serves nearly 800,000 retail customers from over 300 customer service centers throughout the United States. The company also operates a 78 Bcf natural gas storage business; a liquid petroleum gas storage business; a solution-mining and salt production company; and a propane supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada. Inergy Holdings, L.P.’s assets consist of its ownership interest in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements represent our intentions, plans, expectations, assumptions, and beliefs about future events. This release includes forward-looking statements concerning the availability and timing of any expansion possibilities at Tres Palacios and the anticipated future storage capacity as well as future demand for such

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capacity. Forward-looking statements are subject to certain risks, uncertainties, and assumptions, many of which are outside our control. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the demand for high deliverability natural gas storage capacity in the Northeast and in Texas; the general level of natural gas and other hydrocarbon product demand; the availability of natural gas; the price of natural gas to the consumer compared to the price of alternative and competing fuels; our ability to successfully implement our business plan for midstream expansion; our ability to generate available cash for distribution to unitholders; the outcome of certificate and rate decisions issued by the Federal Energy Regulatory Commission; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other filings we make with the United States Securities and Exchange Commission, which are available at the SEC’s website at www.sec.gov. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Corporate news, unit prices, and additional information about Inergy, including reports from the United States Securities and Exchange Commission, are available on the company’s web site, www.InergyLP.com. For more information, contact Mike Campbell in Inergy’s Investor Relations Department at 816-842-8181 or via e-mail at investorrelations@inergyservices.com.

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